Exhibit 10.3
PLACEMENT AGENT AGREEMENT
May 11, 2007
Commonwealth Associates, L.P.
830 Third Avenue
8th Floor
New York, New York 10022
          Re:     Placement Agent Agreement
Gentlemen:
     This letter confirms our agreement with you pertaining to the private placement, coordinated by Commonwealth Associates, L.P. (the “Placement Agent,” “Commonwealth” or “you”) as exclusive placement agent on a “best efforts basis” in connection with Teton Energy Corporation (the “Company”) raising up to (i) $5,000,000 of Bridge Units the Units comprised of 8% Promissory Notes and 1,750,000 Common Stock Purchase Warrants each to purchase one Common Stock of the Company at $5.00 per Share and (ii) up to $30,000,000 by the placement of shares (the “Shares”) of Series D Convertible Preferred Stock of the Company, each Share accompanied by warrant coverage equal to 20% (the “Share Offering”), the Shares and the Warrants having an expected purchase price per share of $5.00 (the “Share Offering Amount); provided, however, that nothing shall prevent the Company from raising the necessary capital through an asset sale or other means. In the event that the Company elects not to go forward with the Share Offering and in lieu thereof elects to sell assets, the Placement Agent shall be entitled to a fee equal to 5% of the gross proceeds raised by the Company from such sale.
     Notwithstanding the foregoing and subject to suitability and other requirements in the Offering, the Company has agreed to close on the (i) Bridge Units on or about May 11, 2007 and (ii) Share Offering from any and all investors (“Investors”) in the event that the Company receives subscriptions for not less that an aggregate of $25,000,000 of Shares (the “Minimum Share Offering Amount”) during the Offering Period (as defined below). The Offering will commence immediately upon the delivery by the Company to Commonwealth of all necessary definitive documentation with respect to the Offering in forms reasonably satisfactory to Commonwealth, and acknowledgement of satisfactory delivery by Commonwealth, including, but not limited to, the Memorandum (as defined in Section 1(a) below) and subscription documents (the “Commencement Date”), and will continue until later of: (i) July 31, 2007, (ii) the Minimum Share Offering Amount is attained during the Offering Period; (iii) unless otherwise earlier terminated here in.
     The Company agrees not to conduct any other securities offerings other than this Offering during the Offering Period. In addition, the Company will not solicit any offers to purchase securities. The following terms and conditions shall, if accepted by you, constitute a legally binding agreement between us.

     SECTION 1. Description of Securities
     (a) The Shares and Bridge Units will be offered and sold on a “best efforts” basis and shall conform in all material respects to the description thereof contained in the Confidential Private Placement Memorandum, or prospectus supplement, term sheet, or investor presentation as may be reasonably required to be prepared by the Company (as the same may be amended or supplemented from time to time, and including all exhibits and appendices attached thereto, the “Memorandum”), which, in addition to the description of the Shares and Bridge Units, will contain: (i) a description of the Company and its business, assets and management; (ii) the terms and conditions of the Offering; and (iii) certain financial information regarding the Company. If necessary, the Company will update or supplement the Memorandum prior to completion of the Offering or sale of the applicable securities. You shall be entitled to rely on the accuracy and completeness of all information provided by the Company, including information incorporated by reference in the Memorandum. Additionally, representatives of the Company shall be available to answer questions of, and to provide additional information to, any potential Investors. You will not make any use of the Memorandum other than for purposes of implementing this Agreement, nor will you or any of your agents or employees use the same or do any other act or thing in the course of the offering or sale hereunder which would constitute a violation of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), any state “blue sky” laws or regulations and any other securities laws applicable to the Offering or sale of the Notes.
     (b) The Bridge Unit Offering will be conducted to raise from Investors $5,000,000 from the sale of $5,000,000 of the Company’s 8% Notes in the form attached as Exhibit A and the accompanying 1,750,000 Warrants. The Share Offering will be conducted to raise from Investors at least the Minimum Share Offering up to a maximum of $30,000,000 (the “Maximum Share Offering Amount”).
     SECTION 2. Representations and Warranties
     (a) The Company represents and warrants to the Placement Agent, as follows:
          (i) The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares, the shares of Common Stock, par value $.001 per share (“Common Stock”) for which the Shares may be converted (the “Underlying Shares”), the Bridge Notes, the Warrants and the Warrant Shares. The execution, delivery and performance of this Agreement, the issuance of the Shares, and the Underlying Shares, the Warrant, Warrant Shares and/or Bridge Notes, Warrants and Warrant Shares, and the consummation by the Company of the transactions herein contemplated have been duly authorized by all necessary corporate action on the part of the Company, and when duly executed and delivered by the Company this Agreement will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
          (ii) Except as set forth in the Memorandum, neither the execution and delivery nor the performance of this Agreement or the Subscription Agreement delivered to prospective investors (the “Subscription Agreement”), nor the issuance of the Shares and the Underlying

Shares and/or Bridge Notes, Warrants and Warrant Shares by the Company will conflict with at any closing of the Offering (“Closing”), the Company’s Certificate of Incorporation, as amended, modified and/or supplemented from time to time (the “Certificate of Incorporation”), or By-laws, nor will such actions result in the violation of any statute, order, rule or regulation applicable to the Company or result in a breach of any terms or provisions of, or constitute a default under, any material contract, agreement or instrument to which the Company is a party or by which the Company is bound.
          (iii) From the date of commencement of sales of Shares and Bridge Units until completion of the Offering of the Shares and Bridge Units by the Placement Agent, the Memorandum will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless any such untrue statement or omission was included or omitted at the written request of the Placement Agent.
          (iv) The Company has prepared the Memorandum, which Memorandum may be supplemented or amended from time to time by the Company in its sole discretion, and which contains information materially accurate as of the date specified therein (or the date of any supplement or amendment thereto, as the case may be), including, without limitation:
(A)	the terms of the Offering, including Risk Factors associated therewith;

(B)	a description of the Company’s securities including the Shares, Bridge Notes, Warrants and the Common Stock;

(C)	a description of the business conducted by the Company, including its subsidiaries;

(D)	Commissions and compensation to be paid to the Placement Agent and any other placement agent engaged by the Company in connection with the Offering;

(E)	disclosure of material contracts and agreements, which affect the business conducted by the Company, including descriptions of its relationship with each of its subsidiaries and general descriptions of any letters of intent with respect to the acquisition of veterinary hospitals;

(F)	information regarding the Company, its management, material obligations, liabilities, and any pending or, to the Company’s knowledge, threatened lawsuits or proceedings;

(G)	any appropriate legends; and

(H)	information regarding certain relationships and related transactions.

          (v) The Company is, and at each Closing will be, a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has, and at Closing, or any subsequent Closing will have, the power and authority to conduct all of the activities conducted by it, to own or lease all of the assets owned or leased by it and to conduct its business as described in the Memorandum. The Company is, and at each Closing will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such license or qualification necessary, except where the failure to be so qualified would not have a material adverse effect. Complete and correct copies of the Certificate of Incorporation and the bylaws the Company (including all amendments thereto) have been delivered to you, and no changes therein will be made subsequent to the date hereof and prior to each Closing, except as contemplated by the Memorandum and advised to you.
          (vi) The capitalization of the Company is as set forth in the Memorandum under the caption “Capitalization.”
          (vii) Except as currently set forth in the Memorandum or if included in a supplement to the Memorandum, subsequent to the date hereof and prior to each Closing, the Company is not and will not be obligated to acquire any of its equity securities and will not issue any of its securities other than pursuant to currently outstanding stock options, warrants and convertible securities. Except as set forth in the Memorandum, the Company does not have outstanding, and at each Closing will not have outstanding, any stock options to purchase, or any rights or warrants to subscribe for, or any securities convertible into or any contracts or commitments to issue or sell, shares of the Common Stock or any such warrants or convertible securities.
          (viii) The historical audited and unaudited financial statements (including the schedules and notes thereto) of the Company included in the Memorandum present fairly, in all material respects, the financial position of the Company as of the dates thereof, and the results of operations and changes in financial position of the Company for the periods indicated therein are in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved.
          (ix) Except to the extent reflected or reserved against in the historical financial statements of the Company included in the Memorandum, or as otherwise described in the Memorandum, the Company has no material liabilities, debts, or obligations, whether accrued, absolute, or contingent, and whether due or to become due.
          (x) Except as set forth in the Memorandum or if included in a supplement to the Memorandum, subsequent to the date hereof and prior to each Closing, the Company has not and will not have paid or declared any cash dividends or other distribution on its capital stock.
          (xi) Except as currently set forth in the Memorandum or if included in a supplement to the Memorandum, the Company has no subsidiaries, nor any equity interest in any partnership, joint venture, association or other entity.

          (xii) Except as currently set forth in the Memorandum or if included in a supplement to the Memorandum, there are no material actions, suits or proceedings pending, or to the knowledge of the Company threatened, against the Company or subsidiaries before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, wherein an unfavorable ruling, decision or finding would materially and adversely affect (A) the Company taken as a whole, or (B) the ability of the Company to consummate the Offering.
          (xiii) The Company is not in violation of its Certificate of Incorporation or bylaws.
          (xiv) The Shares, the Underlying Shares, the Bridge Notes and the Warrants and Warrant Shares referred to in the Memorandum will, upon issuance, assuming the payment of the applicable purchase or exercise price therefore and the due execution and delivery by the applicable investors of the documents required to be executed in connection therewith, be validly issued, fully paid and non-assessable. The Shares, the Underlying Shares, and the Warrants and Warrant Shares will not at any Closing be subject to the preemptive rights of any security holder.
          (xv) All issued and outstanding securities of the Company have been duly authorized and validly issued and the outstanding Common Stock is fully paid and non-assessable; and none of such securities were issued in violation of the pre-emptive rights of any holders of any security of the Company.
          (xvi) The Company has good and valid title to all material properties and assets owned and leased by it free and clear of all liens, charges or encumbrances, except such liens, charges or encumbrances as are not material to the business of the Company or as are set forth in the Memorandum.
          (xvii) All material taxes which are due from the Company have been paid in full (or adequate accruals for the payment thereof have been provided for in its accounting records). The Company has filed all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property or other types of taxes) required to be filed under the laws of the United States and applicable states or has duly obtained extensions of time for the filing thereof. The provisions for income taxes payable, if any, shown on the financial statements contained in the Memorandum are sufficient for all accrued and unpaid foreign and domestic taxes, whether or not disputed, and for all periods to and including the dates of such financial statements.
          (xviii) Except as set forth in the Memorandum, the Company has not issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money.
          (xix) Except for the filing of (A) Form D under the Securities Act, if required, (B) the filing with the Secretary of State of the State of Delaware of a Certificate of Designations setting forth the rights preferences and privileges of the Series B Preferred Stock, and (C) such other filings as may be required under applicable state securities or Blue Sky laws, no authorization, approval, consent, order, registration, certification, license or permit (collectively,

“Permits”) of any court or governmental agency or body, is required for the valid authorization, issuance, sale and delivery of the Shares, the Underlying Shares, the Notes or the Warrants.
          (xx) Each material contract or instrument to which the Company is a party or by which its properties or business is bound and to which reference is made in the Memorandum has been duly and validly executed by the Company and to the Company’s knowledge is in full force and effect in all material respects and is enforceable against the Company in accordance with its terms, and none of such contracts or instruments has been assigned by the Company and except as described in the Memorandum, neither the Company nor, to the Company’s knowledge, any other party is in default thereunder. None of the material provisions of such contracts or instruments violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company or its assets or business.
          (xxi) If required, assuming the representations and warranties of the Placement Agent contained herein and of the purchasers contained in the Subscription Documents are true and correct and assuming compliance with all applicable Blue Sky requirements, the offer and sale of the Shares and the Notes by the Company has satisfied and at each Closing will have satisfied all of the requirements of Regulation D under the Securities Act. The Memorandum and related documents conform in all material respects with the requirements of Section 4(2) of the Securities Act and Regulation D promulgated thereunder and with the requirements of all other published rules and regulations of the Securities and Exchange Commission (“SEC”) and state blue sky securities laws currently in effect relating to “private offerings.”
          (xxii) To the best of its knowledge, the Company owns or possesses or can acquire on reasonable terms adequate and enforceable rights to use all trademarks, service marks, copyrights, patent rights, trade secrets or other confidential information currently used in the conduct of its business as described in the Memorandum (the “Intangibles”). Except as disclosed in the Memorandum, to the Company’s knowledge, the Company is not infringing upon the rights of others with respect to the Intangibles and has not received any notice of conflict with the asserted rights of others with respect to the Intangibles and the Company does not know of any basis therefore. To the Company’s knowledge, no other party has infringed upon the Intangibles.
          (xxiii) The Company’s subsidiaries have, following the applicable acquisitions thereof, maintained such insurance of their properties against loss or damage by fire or other casualty as was maintained by the persons or entities from which such subsidiaries were acquired.
     (b) The Placement Agent represents and warrants to the Company as follows:
          (i) The Placement Agent is, and at each Closing, will be, a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York. The Placement Agent is, and at each Closing will be, duly licensed and qualified in good standing as a broker-dealer authorized to conduct private placements under all applicable laws, rules and regulations, including without limitation the rules and regulations of the SEC, the

National Association of Securities Dealers, Inc., and those states in which it is required to be so registered in order to carry out the Offering contemplated by the Memorandum.
          (ii) This Agreement has been duly authorized, executed and delivered by the Placement Agent and is a valid and binding agreement on its part. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated herein, nor the compliance by the Placement Agent with the terms and provisions hereof has conflicted with or will conflict with or has resulted in or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Placement Agent pursuant to the terms of any indenture, mortgage, deed of trust, note, loan or credit agreement or any other agreement or instrument to which the Placement Agent is a party or by which the Placement Agent may be bound or to which any of its properties or assets is subject; nor will such action result in any violation of the provisions of the certificate of limited partnership or the bylaws of the Placement Agent or any statute, order, rule or regulation applicable to the Placement Agent or of any federal, state or other judicial, administrative or regulatory authority or other government body having jurisdiction over the Placement Agent.
          (iii) The Placement Agent shall at all times conduct the Offering in compliance with all federal and state statutes, laws, rules and regulations applicable to an offering to all accredited investors conducted under Rule 506 of Regulation D and Section 4(2) of the Securities Act.
     SECTION 3. Purchase, Sale and Delivery of the Shares and Notes; Closing; Escrow; Acceptance of Subscriptions
     (a) On the basis of the representations and warranties contained in this Agreement and subject to the terms and conditions herein set forth, the Company hereby appoints the Placement Agent as its exclusive agent during the Offering Period to offer and sell Units to “accredited investors,” as such term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act, (i) the Shares for a purchase price of $5.00 per Share in the Share Offering and $1,000,000 per Unit in the Bridge Offering or such other price as the Placement Agent and the Company may agree in writing. No sale of Shares and/or Bridge Units will be consummated unless the gross proceeds from the sale of the Shares and/or Bridge Units by the Placement Agreement shall be not less than the Minimum Share Offering Amount and/or the Minimum Bridge Unit Amount, respectively (subject to the right of the Company to accept greater amounts). The Placement Agent hereby agrees, subject to the terms of this Agreement, to use its commercially reasonable best efforts to sell the Shares and Notes as exclusive placement agent for the Company pursuant to the terms set forth herein and in the Memorandum.
     (b) The parties hereto shall enter into an escrow agreement mutually acceptable to the parties hereto at or prior to the initial Closing of the Share Offering and the Bridge Unit Offering with American Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), or such other escrow agent as may be mutually agreed upon by the parties hereto. The escrow agreement will provide for the direct disbursement of all fees and funds held by the Escrow Agent. There shall be a separate escrow agreement and separate escrow account for the funds of the Share

Offering and the funds of the Bridge Unit Offering. Notwithstanding anything to the contrary herein, upon the achievement of the Minimum Share Offering Amount or the Minimum Bridge Offering Amount, as the case may be, the Placement Agent hereby agrees to take any and all actions to as promptly as practicable deliver written notice to the Escrow Agent as required by the escrow agreements with Escrow Agent directing release of any funds held in escrow to the Company, but in any event no later than the date of delivery of the corresponding securities by the Company at each respective Closing.
     (c) Each of the Company and the Placement Agent, in its sole and absolute discretion, may choose to accept or reject any subscription for Shares or Bridge Unites, and neither may require a Closing to occur with respect to any subscription that is rejected by the Placement Agent or the Company, as the case may be.
     SECTION 4. Placement Agent Compensation; Expenses; Transaction Advisor Compensation
     (a) Placement Fee
     Upon the Placement Agent is having obtained subscriptions for Shares and/or Bridge Units which have terms substantially similar to those set forth in the Offering, then as cash compensation for the services to be rendered by the Placement Agent, in connection with the sale of Shares in the Share Offering, the Company, upon each Closing, shall pay to the Placement Agent a placement fee equal to seven percent (7%) of the gross proceeds derived from the sale of the Shares subscribed for in such Closing, in cash, by Investors. As cash compensation for the services rendered by the Placement Agent, in connection with the sale of the Bridge Notes, the Company, upon each Closing, shall pay to the Placement Agent a fee equal to five percent (5%) of the gross proceeds derived from the sale of the Bridge Units subscribed for in each Closing, in cash, by Investors. The placement fees are to be deducted by the Escrow Agent from the funds received in the Escrow Account at such Closing. In addition, the Company shall reimburse Commonwealth for its non-accountable expenses in connection with the Share Offering in the amount of one percent (1%) of the Gross Proceeds received from the sale of the Shares.
     (b) Transactions:
     For two (2) years from the Closing of the Bridge Unit Offering, the Placement Agent will be the Company’s exclusive Transaction advisor, as defined below. In the event that the Company enters into a merger, acquisition, or sale of assets or securities (a “Transaction”); provided, in the case of the sale of securities in which Commonwealth acts as Placement Agent Commonwealth for acting as advisor will receive its standard placement agent fee for such transaction, the Placement Agent shall be entitled to receive a fee determined by the Formula in the same form of Consideration on the same terms over the same period (i.e. if the Transaction is a cash transaction, then Placement Agent will be compensated in cash; if other than a cash transaction, then Placement Agent will be compensated in the Consideration, as defined below) based on the total value of the Transaction. For the purposes hereof, (i) the term “Formula” shall mean 5% of the $1 million of Consideration, 4% of the next $1 million, 3% of the next $1 million, and 2% of all Consideration thereafter; (ii) the term “Consideration” shall mean the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including without limitation, indebtedness for borrowed money, pension liabilities and guarantees), license fees, royalty fees, joint venture interests or other property, obligations or services, paid or payable by or to the Company directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Transaction. The value of such non-cash Consideration shall be determined as follows:
1.	The value of securities, liabilities, obligations, property and services shall be the fair market value as reasonably determined by an independent third party to be mutually agreed upon by Placement Agent and the Company.

2.	The value of indebtedness assumed, shall be the face amount.
     If Consideration payable in a Transaction includes contingent payments to be calculated by references to uncertain future occurrences, such as future financial or business performance, then any fees of Placement Agent’s relating to such consideration shall be payable at the earlier of (i) the receipt of such Consideration or (ii) the time that the amount of such Consideration can be determined.
     (c) Warrants.
     In addition, to the cash fee set forth above, the Placement Agent Shall be entitled to receive upon the closing of the Bridge Investment Warrants equal to 10% of the Warrants comprising the Bridge Units, which Warrants shall be identical to the Warrants comprising the Bridge Units and upon the closing of the sale of the Shares the Placement Agent shall be entitled to Warrants to purchase 10% of the Shares and Warrants comprising the Shares offering at a price equal 100% of the purchase price of the Shares in the Offering.
     (d) Right of First Refusal, First Time Financings.
     With respect to Transactions not introduced by the Placement Agent, the Company agrees that during such two (2) year period, if it elects to use the services of an advisor or investment bank, it will appoint the Placement Agent at customary industry rates.
     For two (2) years from the first Closing of the Share Offering, the Placement Agent shall have a right of first refusal with respect to all debt or equity issuances by the Company. The Company agrees to notify the Placement Agent promptly with respect to any contemplated debt or equity to be raised by the Company, the Placement Agent shall have ten (10) days from the date of the delivery of such notice to indicate its willingness to complete such financing on substantially the same terms as any third parties. In the event that Commonwealth does not accept such Financing on such third party terms, and if the Company and any such third party materially modify such terms, Commonwealth shall have an additional Right of First Refusal.
     (e) Break up Fee.
     In the event that (i) the Company elects not to proceed with the Offering or terminates the Offering for any reason (other than in the event of a material breach of this Agreement by Commonwealth), or (ii) Commonwealth terminates this Agreement in the event of a material breach of this Agreement by the Company, including, but not limited to, a failure by the Company to satisfy any of the conditions set forth in Section 8 hereto, then in addition to any reimbursement of expenses provided for in this Agreement, the Company shall promptly pay to Commonwealth a financial advisory and structuring fee of $200,000 which shall, at the Company’s option, be payable in cash or shares of the Company’s Common Stock valued at $4.30 per share.
     (f) Out-of-Pocket Expenses
     The parties hereto agree that if the Company elects not to proceed with the Offering for any reason or terminates the Offering for any reason (other than in the case of a material breach of this Agreement by Commonwealth) or if the Placement Agent terminates this Agreement in the event of a material breach of this Agreement by the Company, including, but not limited to, a failure by the Company to satisfy any of the conditions set forth in Section 8 hereto, then, in addition to the payment of the $200,000 financial advisory and structuring fee referred to in Section 4(a), all reasonable documented out-of-pocket expenses of the Placement Agent with respect to the Offering, including but not limited to the reasonable fees and expenses of counsel to the Placement Agent, shall be paid by the Company to the Placement Agent promptly, and in any event not later than five (5) days following the later of (i) the date of any such election not to proceed or any such termination and (ii) the receipt by the Company of sufficient documentation of such expenses. Any payments previously made shall be netted against amounts due. The parties hereto agree that if the Placement Agent elects not to proceed with the Offering for any reason or terminates the Offering for any reason (other than in the case of a material breach of this Agreement by the Company, including, but not limited to, a failure by the Company to satisfy any of the conditions set forth in Section 8 hereto), then all reasonable documented out-of-pocket expenses of the Placement Agent with respect to the Offering, including but not limited to the reasonable fees and expenses of counsel to the Placement Agent, shall be paid by the Company promptly, and in any event not later than five (5) days following (i) the date of any such election not to proceed or any such termination and (ii) the receipt by the Company of sufficient documentation of such expenses. Under such circumstances or in the event the Company terminates this Agreement because the Placement Agent fails to consummate a transaction, the Placement Agent shall not be entitled to the financial structuring and advising fee of section 4(e) above. For purposes of this Agreement, the Placement Agent shall be deemed to have consummated a transaction if it raises at least $8 million by June 15, 2007.
     (g) The Company acknowledges that any money invested in the Company either through the purchase of the Shares in the Share Offering, or in the form of Notes in the Bridge Unit Offering, shall entitle the Placement Agent to compensation as set forth in this Section 4.
     SECTION 5. Offering Documents
     The Company will deliver to The Placement Agent, without charge, as many copies as it reasonably requests of the Memorandum, including any exhibits attached thereto (the “Offering Documents”). All mailing and other expenses associated with distribution of the Offering Documents to any person, including, without limitation, potential investors, shall be paid by the Company. If during the Offering Period the Company becomes aware of any event, as a result of which the Memorandum, as then amended or supplemented, would include an untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made in light of the circumstances in which they were made not misleading, or if it shall be necessary to amend or supplement the Memorandum to comply with applicable law, the Company shall forthwith notify the Placement Agent thereof, and furnish to the Placement Agent in such quantities as may be reasonably requested, an amendment or amended and supplemented Memorandum which corrects such statements or omissions or causes the Memorandum to comply with applicable law. Prior to the final Closing or earlier termination of the Offering, no copies of the Memorandum or any exhibit thereto, or any material prepared by the Company in connection with the Offering will be given without the prior written permission of the Placement Agent, by the Company or its counsel or by any principal or agent of the Company to any person not a party to this Agreement, unless (i) such person is a director or principal shareholder of, counsel to, accountant for, or directly employed by, the Company, (ii) such delivery is made to a state or federal regulatory agency in connection with a specific legal requirement of the Offering, or (iii) such delivery is required pursuant to the order of a court, a state or federal regulatory agency or applicable law.
     SECTION 6. Covenants
     (a) The Company covenants and agrees with the Placement Agent as follows:
          (i) In the event the shares are not covered by a shelf registration statement, the Company shall grant to the Investors in the Share Offering registration rights as described in the Memorandum (“Memorandum Registration Rights”). Notwithstanding the foregoing and in addition thereto, in the event that the Company engages in any liquidity event, including but not limited to a merger, reverse merger or similar takeover transaction, in which the Company’s Common Stock is converted into and represents the right to receive shares of capital stock (“Liquidity Consideration”) in another unaffiliated entity (“Entity”) and the Entity agrees to register the shares of capital stock representing the Liquidity Consideration on a registration statement on Form S-4 (“S-4 Registration Statement”) or such other similar form as may be available to the Entity at the time of such registration, then any and all Shares or the Common Stock underlying the Shares if the Shares were converted prior to such event, and the Warrant Shares as if the Warrants were exercised prior to such event, shall be converted into and become part of the Liquidation Consideration for all purposes including the S-4 Registration Statement.
          (ii) As soon as the Company is either informed or becomes aware thereof, to advise Commonwealth of any adverse change in the Company’s financial condition or business or of any development materially affecting the Company occurring at any time prior to the Closing.
          (iii) The Company will apply the net proceeds from the Offering in the manner set forth under the heading “USE OF PROCEEDS” in the Memorandum.
     (b) The Placement Agent covenants and agrees with the Company as follows:
          (i) Pursuant to its appointment hereunder, insofar as is under its control, if required the Placement Agent will conduct the Offering in the manner prescribed by Rule 506 of Regulation D and Section 4(2) of the Securities Act and in this regard will:

(A)	Refrain from making any oral or written representations beyond those contained in the Memorandum;

(B)	Refrain from offering, offering for sale or selling any of the Shares or Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D, including:
(x)	Any advertisement, article, notice or other communication mentioning the Shares or the Notes published in any newspaper, magazine or similar medium or broadcast over television or radio; or

(y)	Any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;
(C)	Prior to the sale of any of the Shares or the Notes, have reasonable grounds to believe based solely on each subscriber’s Offering Documents that each subscriber is an “accredited investor” within the meaning of Rule 501(a) of Regulation D;

(D)	Based solely on the representation of the subscriber in its Offering Documents, have no reason to believe that the subscriber is acquiring the Shares or the Notes for other than his or its own account;

(E)	Provide each offeree with a copy of the Memorandum (including all exhibits thereto) and the subscription documents provided by the Company during the course of the Offering;

(F)	During the course of the Offering, if it has been provided with a supplement or amendment to the Memorandum, promptly distribute such supplement or amendment to persons who previously received a copy of the Memorandum from it and whom it believes continue to be interested in the Offering, and include such supplement or amendment in all deliveries of the Memorandum made after receipt of any such supplement or amendment;

(G)	Obtain a completed investor questionnaire from each accepted subscriber in a form provided by the Company and reasonably acceptable to Commonwealth; and

(H)	Comply in all material respects with the Trading with the Enemy Act and applicable foreign assets control regulations of the United States Treasury Department and the Patriot Act of 2001.

          (ii) Upon receipt of each Subscription Agreement and any funds paid by subscribers for Shares or the Notes, the Placement Agent will promptly deliver the original copy of the Subscription Agreement and any accompanying check, bank draft or money order to the Escrow Agent for deposit with the bank used by the Escrow Agent for this Offering, and will promptly deliver a copy of such documents to the Company; except that it may promptly return all such Offering Documents and funds to any subscriber who it determines is not an “accredited investor” within the meaning of Rule 501(a) of Regulation D or whose check, bank draft or money order representing subscription funds is improperly drawn.
          (iii) The Placement Agent shall maintain appropriate records of the Offering Documents of each subscriber for a period of at least four (4) years after the Termination Date.
          (iv) The Placement Agent shall not engage in any uncovered short sales of the stock of the Company.
     SECTION 7. Expenses
     (a) The Company will pay and bear all costs, fees, taxes and expenses incident to the performance of the obligations of the Company under this Agreement, including, but not limited to, the expenses and taxes incident to:
          (i) the issuance of the Shares or Notes pursuant to the Bridge Unit Offering Documents and the preparation and delivery of certificates evidencing the Shares or the original Bridge Notes;
          (ii) the registration or qualification for resale of the Shares and/or Notes issued in the Bridge Unit Offering under the securities laws of the various jurisdictions including the fees and disbursements of your counsel in connection therewith; and
          (iii) all transfer taxes with respect to the sale and delivery of the Shares and/or Notes, as applicable, sold pursuant to the Offering Documents.
     (b) Subject to Section 4(a), the Company will pay and bear all reasonable fees and expenses of counsel for the Company and of the Company’s accountants, transfer agents and any special agents appointed for the transfer of securities and the Escrow Agent.
     SECTION 8. Conditions of Placement Agent Obligations
     Your obligations as Placement Agent are subject (as of the date hereof and as of each Closing), to the accuracy of the representations and warranties of the Company contained herein in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case it shall be true and correct in all respects) and to the performance by the Company of its covenants and agreements hereunder in all material respects, and to the following additional conditions:
     (a) Since the respective dates as of which information is given in the Memorandum (including any supplement thereto), and except as set forth in or contemplated by the Memorandum:

          (i) there shall not have been any change in the capital stock of the Company or any material change in the long-term debt of the Company; and
          (ii) there shall not have been any material adverse change in the general affairs, management, or result of operations of the Company, taken as a whole.
     (b) Since the date as of which information is given herein, there shall have been no litigation instituted against the Company and since such date there shall be no proceeding instituted or, to the knowledge of the Company, threatened against the Company or any of its respective officers or directors, before or by any federal, state or county court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, in which litigation or proceeding an unfavorable ruling, decision or finding would materially and adversely affect the Company taken as a whole.
     (c) Completion of due diligence, including financial, legal, tax, business, environmental and accounting due diligence, to the satisfaction of the Placement Agent in its reasonable discretion, with regard to the Company.
     (d) The terms and conditions of the Subscription Agreement, Registration Rights Agreement and any other agreement required to complete the purchase of the Shares and Notes in the Bridge Unit Offering shall be acceptable to the Placement Agent in its reasonable discretion; provided, however, that the Placement Agent acknowledges that it has reviewed those specific terms and conditions of such agreements which are described in the Memorandum prior to the date hereof.
     (e) The terms and conditions of the Company’s other debt instruments and equity securities (to be included on the Company’s balance sheet immediately following the final Closing) shall be acceptable to the Placement Agent in its reasonable discretion.
     SECTION 9. Indemnification and Contribution
     (a) The Company agrees to indemnify and hold harmless the Placement Agent, and its directors, officers, partners and employees and Placement Agent’s legal counsel, each person, if any, who controls the Placement Agent within the meaning of the Securities Act or the Exchange Act, and each and all of them (collectively, the “Commonwealth Parties”), from and against any and all losses, claims, damages, liabilities or actions, joint or several (including any investigation, negotiation, reasonable legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under the Securities Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Memorandum, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any losses, claims, damages, liabilities or actions arise out of any such statement or omission relating to any information furnished in writing by or on behalf of the Placement Agent to the Company specifically for use in connection with the preparation of the Memorandum, the omission of any statement or information as a result of the failure of the Placement Agent to provide any such information or the bad faith, gross negligence or willful misconduct of any of the Commonwealth Parties.
     (b) The Placement Agent agrees to indemnify and hold harmless the Company, and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, and each and all of them, from and against any and all losses, claims, damages, liabilities or actions, (including any investigation, negotiation, reasonable legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under the Securities Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any statement in the Memorandum, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Placement Agent specifically for use in connection with the preparation of the Memorandum. In no event shall the indemnification and contribution obligations of Placement Agreement exceed the fees that the Placement Agent has actually received pursuant to this Agreement.
     (c) Any party which proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party under this Section 9, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 9. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent that it shall wish, jointly with any indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless:
          (i) the employment of counsel by such indemnified party has been authorized by the indemnifying parties;
          (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party); or
          (iii) the indemnifying parties shall not in fact have employed counsel to assume the defense of such action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying parties. An indemnifying party shall not be liable for any settlement of any action or claims effected without its written consent.
     (d) If the indemnification provided for in this Section 9 is unavailable to any indemnified party in respect to any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party, as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and the Placement Agent on the other hand, from the Offering, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand, and of the Placement Agent on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand, and the Placement Agent on the other hand, shall be deemed to be in the same proportion as the total proceeds from the Offering (net of sales commissions, but before deducting expenses) received by the Company bear to the commissions received by the Placement Agent. The relative fault of the Company on the one hand, and the Placement Agent on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company, and their relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount payable by a party as a result of the losses, claims, damages, liabilities or expenses referred to above will be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.
     (e) The Company and the Placement Agent agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Paragraph 9(d) above. Notwithstanding the provisions of this Section 9, no person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     (f) The rights to indemnification and contribution hereunder shall terminate on the second year anniversary of the final Closing.
     SECTION 10. Confidential Information.
     The Placement Agent acknowledges and agrees that it will have access to, or become acquainted with, Confidential Information of the Company in the performance of its duties and obligations hereunder. For purposes of this Agreement, “Confidential Information” shall mean all confidential, proprietary, or trade secret information, property, or material of the Company and any derivatives, portions, or copies thereof, including, without limitation, information resulting from or in any way related to (i) the Offering; (ii) the business practices, plans, intellectual property, proprietary information, formulae, methods, practices, designs, know how, processes and procedures, software, test results, financial information, sales, customers, employees, suppliers, contracts, agreements or relationships of the Company; and (iii) any other information or material that the Company designates as Confidential Information. The Placement Agent shall keep all Confidential Information in strict confidence and shall not, at any time prior to eighteen months after the Closing or earlier termination of this Agreement, without the Company’s prior written consent, disclose, publish, disseminate or otherwise make available, directly or indirectly, any item of Confidential Information to anyone. The Placement Agent shall use the Confidential Information only in connection with the performance of the Offering and for no other purpose. Notwithstanding the obligations set forth above, the Placement Agent may disclose Confidential Information to any of its employees, consultants or subcontractors who need to receive the Confidential Information in connection with the Offering, provided that the Placement Agent shall ensure that, prior to disclosing the Confidential Information, each subcontractor, consultant or employee to whom the Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement and agrees to undertake, in a manner legally enforceable by the Company, to adhere to such terms of this Agreement as if it were a party to it. The Placement Agent recognizes that its threatened breach or breach of this Section 10 will cause irreparable harm to the Company that is inadequately compensable in damages and that, in addition to other remedies that may be available at law or equity, the Company is entitled to injunctive relief for such a threatened or actual breach of this Section 10. Notwithstanding the above, the Placement Agent shall not have any obligations of confidentiality with respect to any portion of Confidential Information which (i) was previously known to the Placement Agent prior to receipt from the disclosing party, other than as a result of a violation by the disclosing party of any confidentiality obligations to the Company, (ii) is now public knowledge, or becomes public knowledge in the future, other than through acts or omissions of the Placement Agent in violation of this Section 10, or (iii) is lawfully obtained by the Placement Agent from sources independent of the disclosing party who have a lawful right to disclose such Confidential Information. The Placement Agent may disclose Confidential Information to the extent such disclosure is reasonably necessary in complying with applicable governmental laws, rules or regulations or court orders.
     SECTION 11. Termination
     (a) The Offering will terminate at the end of the Offering Period (any such date upon which the Offering terminates the “Termination Date”).
     (b) Either Party may terminate this Agreement at any time in the event of a material breach hereof by the other party. In addition, either Party may terminate this agreement, other than because of a material breach by the other party, at any time upon five days’ prior written notice, without liability or continuing obligation, except as set forth in the following paragraph.
     (c) The termination of this Agreement (other than in the event of a material breach of this Agreement by the Placement Agent) shall not affect the compensation payable to or reimbursement of expenses incurred by the Placement Agent pursuant to this Agreement. Upon termination of this Agreement, all subscription documents and payments for the Shares or Notes to be sold in the Share Offering or Bridge Unit Offering not previously delivered to the purchasers thereof shall be returned to respective subscribers without interest thereon or deduction therefrom and neither party to this Agreement shall have any continuing obligation to the other except for the Company’s obligations under Section 4 hereof; provided, however, that the Placement Agent will continue to be subject to the confidentiality provisions of Section 10 above.
     SECTION 12. Miscellaneous.
     (a) No change, amendment or supplement to, or waiver of, this Agreement or any term, provision or condition contained herein, shall be valid or of any effect unless in writing and signed by the party against whom such is asserted.
     (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws rules of such state. Any action, proceeding or claim against any of the parties hereto arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of New York or the federal court for the Southern District of New York, and the parties hereto irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The parties hereto hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.
     (c) This Agreement constitutes the entire understanding between the parties with respect to the transactions contemplated hereby, and all prior or contemporaneous oral agreements, understandings, discussions, representations and statements are superseded by this Agreement. The waiver of any particular condition precedent, provision or remedy provided by this Agreement shall not constitute the waiver of any other.
     (d) This Agreement may be executed in any number of counterparts, each of which shall be taken as one and the same instrument, to the same effect as if all the parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement identical in form hereto but having attached it to one or more additional signature pages.
     (e) The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and permitted assigns. Neither party shall have the right to assign its rights or obligations under this Agreement without the written consent of the other party.
     (f) If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement and this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.
     (g) All representations, warranties and agreements of the parties hereto contained herein will survive the delivery and execution hereof and for a period of three (3) years from the date hereof, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any person who controls any such party within the meaning of the Securities Act, and will survive delivery of the Shares, Notes and Warrants and any termination of this Agreement.

     If the foregoing conforms to your understanding of the arrangements between us, please sign the copy of this letter provided in the space indicated, whereupon this letter shall constitute a binding and legal agreement between the Company and the Placement Agent as of the date first written above.

Very truly yours,

TETON ENERGY CORPORATION

By:

Name: Karl F. Arleth Title: President and Chief Executive Officer

Accepted as of the date first above written:

COMMONWEALTH ASSOCIATES, L.P.

By:

Name: Robert A. O’Sullivan Title: Chief Executive Officer and President